Exhibit 99.1

               AMIS Holdings, Inc. Reports First Quarter Results

     POCATELLO, Idaho--(BUSINESS WIRE)--April 29, 2004--AMIS Holdings, Inc. (Nasdaq:AMIS)

     --   Record revenue in first quarter

     -- Gross margins for the quarter increased for the fifth consecutive quarter, improving 470 basis points year over year

     --   Fully diluted EPS for first quarter grew 33 percent to $0.16

     AMIS Holdings, Inc. ("AMIS" or "Company") (Nasdaq:AMIS), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, today reported results for the first quarter ended March 27, 2004.

     Financial Results

     First quarter 2004 revenue was $128.3 million, an increase of two percent over the fourth quarter 2003 revenue and 25 percent above the first quarter of last year. Gross margin for the first quarter of 2004 was 45.8 percent, an increase of 50 basis points sequentially and 470 basis points year over year.
     Operating income was $22.2 million for the first quarter of 2004, an increase of 12 percent over fourth quarter operating income of $19.8 million. Fourth quarter results included restructuring charges of $1.7 million. Excluding these charges, operating income grew three percent sequentially. Operating income grew 124 percent over the first quarter 2003 amount of $9.9 million.
     Net income for the first quarter of 2004 was $13.5 million, or $0.16 per fully diluted share, compared to net income of $3.4 million, or $0.04 per fully diluted share for the fourth quarter and $1.8 million or $(0.30) per share for the first quarter of 2003. There were no unusual items impacting net income in the first quarter of 2004. Net income increased 297 percent over the fourth quarter. Excluding the restructuring charges of $1.7 million, $10.3 million of other expense related to the redemption of senior subordinated notes and the related tax effects, net income in the fourth quarter would have been $10.5 million, or $0.12 per fully diluted share, resulting in the first quarter of 2004 having an increase of 33 percent over the fourth quarter. Net income grew 650 percent over the first quarter 2003 amount of $1.8 million. Excluding the $4.5 million write off of deferred and other financing fees and the related tax effects in the first quarter of 2003, net income would have been $4.4 million, resulting in first quarter 2004 showing an increase of 207 percent over the first quarter of 2003. First quarter 2003 earnings per share were impacted by a preferred stock dividend.
     "AMIS generated record-breaking revenue in the first quarter of 2004, despite historical seasonal downward trends," said Christine King, president and chief executive officer. "Our record revenue was driven by our integrated mixed-signal product line, which increased 10 percent over the fourth quarter. This growth was centered in the automotive, industrial and communications end markets. As anticipated, our mixed-signal foundry services revenue decreased two percent and structured digital products revenue decreased 10 percent sequentially."
     Operating cash flow for the first quarter was $8.8 million and capital expenditures were $9.7 million. Cash at March 27, 2004 was $116.7 million.
     "I am very pleased with our first quarter financial results," stated King. "We continue to sustain our margin growth through operational efficiencies. Our visibility improved during the first quarter. Our six-month backlog entering the second quarter grew to $144 million, a 12.5 percent increase over the prior period. This further demonstrates the predictability of our business model."

     Business Outlook

     "We expect our second quarter revenue to increase from three percent to five percent over the first quarter 2004," said King. "Going into the second quarter, we had approximately 85 percent of this revenue recorded in our backlog. We anticipate gross margins to increase 50 basis points and operating margins to improve 100 basis points over the first quarter, which will help offset an anticipated increase in our effective tax rate to between 24 percent and 26 percent in the second quarter. Our cash tax rate should be approximately 17 percent for the year. Fully diluted earnings per share is expected to increase $0.01 sequentially to $0.17. Capital expenditures for the year are planned to be approximately seven percent of annual revenues and are expected to be weighted toward the first half of the year, as we expand the capacity of our eight-inch fabrication facility. Depreciation and amortization will be about $10.5 million in the second quarter."

     Conference Call

     President and CEO Chris King along with interim Chief Financial Officer Michael Salvati and newly appointed CFO David Henry will conduct a conference call on April 29, 2004 at 5 p.m. ET, to discuss the Company's earnings and operations. Investors and other interested parties may listen to a live audio webcast of the conference call by visiting the investor relations section of the AMIS Web site at http://www.amis.com. A webcast replay is expected to be available on the Company's Web site until close of business May 13.

     About AMI Semiconductor

     AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region. For more information, please visit the AMIS Web site at www.amis.com.

     Forward Looking Statements

     Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's future results could differ materially from the expectations discussed herein. Factors that could cause or contribute to such differences include general economic and political uncertainty, conditions in the semiconductor industry, changes in the conditions affecting our target markets, manufacturing underutilization, fluctuations in customer demand, raw material costs, exchange rates, timing and success of new products, competitive conditions in the semiconductor industry, and risks associated with international operations. For a more comprehensive discussion of risks and uncertainties relating to our business, please read the discussions of these risks in the Company's Form 10-K Annual Report filed with the SEC. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.


                          AMIS Holdings, Inc.
            Condensed Consolidated Statements of Operations
                       (In millions - Unaudited)

                                           Three Months Ended
                                       --------------------------
                                          Mar 27,      Mar 29,
                                           2004         2003
                                       ------------- ------------

Revenue
  Integrated mixed-signal products         $68.7        $56.8
  Mixed-signal foundry services             31.7         26.0
  Structured digital products               27.9         20.0
                                    ------------- ------------
Total revenue                              128.3        102.8

Cost of revenue                             69.5         60.5
                                    ------------- ------------
Gross profit                                58.8         42.3

Operating expenses:
  Research & development                    19.6         18.0
  Selling, general and
   administrative                           17.0         14.4
                                    ------------- ------------
                                            36.6         32.4
                                    ------------- ------------

Operating income                            22.2          9.9

Non-operating expenses, net                  4.8          8.6
                                    ------------- ------------

Income (loss) before income taxes           17.4          1.3
Provision (benefit) for income taxes         3.9         (0.5)
                                    ------------- ------------
Net income (loss)                          $13.5         $1.8
                                    ============= ============

Earnings per share
  Basic                                    $0.16       $(0.30)
  Diluted                                  $0.16       $(0.30)

Weighted average shares
  Basic                                     82.1         46.7
  Diluted                                   86.3         46.7

Note:  2003 EPS is based on net loss
 available to common shareholders
 of approximately $14.0 million

Key Ratios & Information:
------------------------------------

Gross margin                                45.8%        41.1%
Operating margin                            17.3%         9.6%

Depreciation & amortization expense        $10.2        $12.2
Capital expenditures                        $9.7         $1.9
Operating cash flow                         $8.8        $25.1
                                                               Three
                                                               Months
                                                               Ended
                                                               Dec 31,
Reconciliations:                                                 2003
------------------------------------                           -------
GAAP operating income                                           $19.8
  Restructuring charges                                           1.7
                                                               -------
Operating income excluding
 restructuring charges                                           21.5

GAAP net income (loss)                                   $1.8    $3.4
  Restructuring charges                                     -     1.7
  Other income (expense)                                  4.5    10.3
  Associated tax effects                                 (1.9)   (4.9)
                                                  ------------ -------
Net income excluding restructuring charges, other
 expense and associated tax effects                      $4.4   $10.5
                                                  ============ =======

Earnings per share, excluding restructuring charges,
 other expense and associated tax effects
  Basic                                                 $0.09   $0.13
  Diluted                                               $0.09   $0.12

Weighted average shares
  Basic                                                  46.7    79.1
  Diluted                                                46.7    86.4


                          AMIS Holdings, Inc.
                 Condensed Consolidated Balance Sheets
                             (In Millions)

                                             Mar 27,         Dec 31,
                                              2004            2003
                                           (unaudited)
                                       ------------------------------
Assets
---------------------------------------
Current assets:
Cash and cash equivalents                      $116.7         $119.1
Accounts receivable, net                         82.3           73.6
Inventories                                      41.6           45.6
Other current assets                             28.8           29.7
                                       ---------------  -------------
Total current assets                            269.4          268.0

Property, plant and equipment, net              206.2          205.9
Other non-current assets, including
 intangibles                                     74.2           76.2
                                       ---------------  -------------

Total assets                                   $549.8         $550.1
                                       ===============  =============

Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
Accounts payable and other accrued
 expenses                                       $78.8          $90.0
Current portion of long-term debt                 1.3            1.3
                                       ---------------  -------------
Total current liabilities                        80.1           91.3

Long-term debt, less current portion            253.4          253.4
Other long-term liabilities                       0.4            0.4

Stockholder's equity (deficit)                  215.9          205.0
                                       ---------------  -------------
Total liabilities and stockholders'
 equity (deficit)                              $549.8         $550.1
                                       ===============  =============

    CONTACT: AMI Semiconductor
             Investor Relations
             Jimmie Hutchens, 208-234-6732
             jimmie_hutchens@amis.com
                 or
             AMI Semiconductor
             Media Relations
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com